Exhibit 23.1

The reverse stock split described in Note 2 to the financial statements has not been consummated at May 13, 2019. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 13, 2019

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of IDEAYA Biosciences, Inc. of our report dated March 15, 2019, except for the effects of the reverse stock split described in Note 2, as to which the date is _____, relating to the financial statements of IDEAYA Biosciences, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Jose, California

_______”